EXHIBIT 99.1
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                     FIRST LITCHFIELD FINANCIAL CORPORATION
                 13 North Street, Litchfield, Connecticut 06759

News Release
For Immediate Release

                 First Litchfield Financial Corporation Appoints
                    Richard E. Pugh to its Board of Directors

Litchfield, Connecticut--August 24, 2006--First Litchfield Financial Corporation (OTCBB:FLFL) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), announced today that, effective September 21, 2006, Richard E. Pugh of Woodbury, Connecticut, has been appointed to the Company's board of directors. Mr. Pugh is the President and CEO of New Milford Hospital, Inc. He serves on various boards of directors of hospital-related and community organizations, including the Connecticut Hospital Association Committee on Government and the Hunt Hill Farm Trust. He will serve in the class of directors whose terms are to expire at the 2008 Annual Meeting of Shareholders, and until his successor is elected and qualified.

In addition, Mr. Pugh has been elected to serve as a director of the Bank effective September 21, 2006, for a term to expire at the Annual Meeting of Shareholders to be held in March 2007.

The addition of Mr. Pugh to the Company's and Bank's boards of directors brings the total number of directors to 13 for each board.

                   About The First National Bank of Litchfield

One of the oldest nationally chartered banks in the country, The First National Bank of Litchfield (www.fnbl.com) has served the communities of Northwestern Connecticut since 1814. Its full-service banking offices are located in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Torrington, and Washington Depot. The Bank provides consumer, commercial and retail investment and insurance products and services. In addition, FNBL maintains a full-service Trust and Wealth Management division that offers asset management, custody and estate settlement services to individuals, non-profits and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc.

Contact:  Joseph J. Greco
          (860) 567-8752


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